VISION SYSTEMS AND VAUPELL IMPROVE THE FLYING EXPERIENCE
WITH NEW SPD-SMART DIMMABLE WINDOWS

New Vision Systems SPD-Smart electronically dimmable window innovation – Nuance Ultra
Dark EDW – is featured this week at the AIX Americas trade show in Seattle, Washington.

Seattle, WA – October 15, 2014. Research Frontiers (Nasdaq: REFR) licensee Vision Systems and Vaupell, a leading supplier of interior components and assemblies to commercial aircraft OEMs, have partnered to offer a cabin-transforming SPD-Smart light-control system. This week at Vaupell’s AIX Americas booth (#730), Vision Systems’ electronically dimmable windows (EDWs) and control system, integrated with Vaupell’s window assembly, are being demonstrated to OEMs, airlines, and executives responsible for improving the commercial airline passenger experience.

Aircraft Interiors Expo Americas, a major commercial aircraft trade show for the cabin interiors and passenger comfort industries, is being held in Seattle October 14-16. This event also hosts the new Passenger Experience Conference, the premier conference and networking forum to discuss the vital strategic issues surrounding cabin innovation and passenger expectations within the cabin.

Vision Systems’ EDW system uses Research Frontiers patented SPD-Smart light-control film technology as the foundation that delivers unprecedented benefits to all passengers on board commercial airliners. At the touch of a button, passengers with window seats have the ability to instantly and precisely control the amount of daylight coming through their window. They can enjoy views while tuning the tint of their EDW to a comfortable level. Cabin-wide control of the amount of light, glare and heat entering the aircraft through windows dramatically improves the comfort and the flying experience for all passengers, regardless of where they are seated. The management and use of healthy daylighting, and the reduction of cabin heat and noise coming through windows, instantly transforms the interior at the touch of a button, and synergistically complements other cabin systems, such as interior mood lighting systems and in-flight entertainment systems, for an unequalled passenger experience.

Visitors to Vaupell’s booth can experience Vision Systems’ new Nuance Ultra Dark SPD-Smart EDW. This product offers airline passengers the widest range of light control between clear and extremely dark, and any level of tint in between. Nuance Ultra Dark provides cabin darkening sufficient for all passengers wishing to sleep, even on long-haul trips when the sun is shining directly on windows.

Vision Systems and Vaupell entered into a strategic partnership to present SPD-Smart EDW systems to transport category OEMs, including Vaupell’s longstanding customer Boeing. Vaupell is the world's leading supplier of plastics interior assemblies to OEM and Tier-1 aerospace manufacturers.

Joseph M. Harary, President and CEO of Research Frontiers, noted: “It has been an exciting week for Vision Systems and the SPD industry, with successful product introductions in both general aviation and in transport category aircraft. Yesterday Vision Systems announced that the Epic E1000 aircraft mockup, to be unveiled next week at the NBAA show in Orlando, features Vision Systems SPD-Smart EDWs. Today Vision Systems and their strategic partner Vaupell announced a new SPD-Smart EDW to improve the cabin experience for all airline passengers.”

The new Nuance Ultra Dark SPD-Smart EDW is one of many Vision Systems cutting edge solutions based on Vision Systems process innovations that confirm its leadership position in the solar protection market. Vision Systems’ Electronically Dimmable Windows are now available in different colors, multizone and different tint ranges from clear and ultra-dark and complete privacy. A unique green solution for solar protection is under development, an Electronically Dimmable Window producing its own energy from the sun thanks to transparent photovoltaic cells integrated into the glazing.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

About Vision Systems:

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems North America:
Cyrille Laitier, COO & EVP:
+1 321 265 5110
claitier@visionsystems-na.com

Vision Systems Aeronautics:
Frédéric Jacquemin, Sales Manager:
+33 (0)6 69 09 23 98
fjacquemin@visionsystems.fr

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Nuance” is a trademark of Vision Systems.